EXXIBIT 99.1

Loop Industries Announces Commercial Supply Agreement with Danone SA to supply Loop branded

PET resin made from 100% recycled content.

•	New multi-year agreement for Loop™ PET resin from the planned Infinite Loop™ manufacturing facility located in Bécancour, Quebec.

•	Supports Danone objectives and commitments towards a circular economy in packaging

MONTREAL, (CANADA) — Loop Industries, Inc. (Nasdaq: LOOP) (the “Company” or “Loop”), whose mission is to accelerate a circular plastics economy by manufacturing 100% recycled polyethylene terephthalate (“PET”) plastic and polyester fiber, today announced a multi-year supply agreement with French food group Danone SA (Euronext: BN) (“Danone”), one of the world’s leading global food and beverage companies. The new 5-year agreement will supply Danone brands, including evian water, with Loop™ branded PET resin made from 100% recycled content. The resin will be supplied from the planned Infinite Loop™ Bécancour plant which is currently anticipated to begin production in Q4 2024.

“This announcement is an important milestone in our long-standing partnership with Danone to supply Loop™ branded PET resin from our Infinite Loop™ Bécancour manufacturing facility. I would like to thank the teams from Danone and Loop for all their hard work and effort during the independent technology validation that was executed by a leading engineering firm, and everyone involved in the signing of this contract. Having Danone as the anchor customer is an important step for the Infinite Loop™ Bécancour facility as well as our global commercialization rollout of Infinite Loop™ manufacturing facilities.” said Daniel Solomita, Loop’s Founder and Chief Executive Officer.

“We need cutting-edge technologies like the ones Loop Industries has developed to reach our sustainable packaging ambition. This agreement is a natural next step in our partnership with Loop Industries, moving from technology development to the concrete production phase. It is an important milestone to establish ‘infinite’ closed-loop recycling for PET bottles and enable the recycling of hard-to-recycle packaging and materials” said Nicolas GREGOIRE, Vice-President Packaging Cycle at Danone.

In conjunction with this agreement, Danone and other Loop partners retained a globally recognized third-party independent engineering firm to execute a detailed due diligence report, which validated and reinforced the quality, effectiveness, and scalability of Loop Industries’ technology. Loop and Danone have developed a long-standing relationship built on transparency and communication that supports Danone’s circular packaging commitments on a global basis. Throughout this time, Loop Industries has continued to work diligently on perfecting its technology for commercial production on an international scale, including projects to build greenfield Infinite Loop™ facilities in Canada, France, and South Korea.

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About Loop Industries

Loop Industries is a technology company whose mission is to accelerate the world’s shift toward sustainable PET plastic and polyester fiber and away from our dependence on fossil fuels. Loop Industries owns patented and proprietary technology that depolymerizes no and low-value waste PET plastic and polyester fiber, including plastic bottles and packaging, carpets and textiles of any color, transparency or condition and even ocean plastics that have been degraded by the sun and salt, to its base building blocks (monomers). The monomers are filtered, purified and polymerized to create virgin-quality Loop™ branded PET resin suitable for use in food-grade packaging and polyester fiber, thus enabling our customers to meet their sustainability objectives. Loop Industries is contributing to the global movement towards a circular economy by reducing plastic waste and recovering waste plastic for a sustainable future.

Common shares of the Company are listed on the NASDAQ Global Market under the symbol “LOOP.”

For more information, please visit www.loopindustries.com. Follow Loop on Twitter: @loopindustries, Instagram: loopindustries, Facebook: Loop Industries and LinkedIn: Loop Industries

Forward-Looking Statements

This news release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “should,” “could,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or “continue” the negative of such terms or similar words. These forward-looking statements include, without limitation, statements about Loop’s market opportunity, its strategies, ability to improve and expand its capabilities, competition, expected activities and expenditures as Loop pursues its business plan, the adequacy of its available cash resources, regulatory compliance, plans for future growth and future operations, the size of Loop’s addressable market, market trends, and the effectiveness of Loop’s internal control over financial reporting. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Loop’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with among other things: (i) commercialization of Loop’s technology and products, (ii) Loop’s status of relationship with partners, (iii) development and protection of Loop’s intellectual property and products, (iv) industry competition, (v) Loop’s need for and ability to obtain additional funding, (vi) building Loop’s manufacturing facility, (vii) Loop’s ability to scale, manufacture and sell its products in order to generate revenues, (viii) Loop’s proposed business model and its ability to execute thereon, (ix) adverse effects on Loop’s business and operations as a result of increased regulatory, media or financial reporting scrutiny and practices, rumors or otherwise, (x) disease epidemics and health related concerns, such as the current outbreak of a novel strain of coronavirus (COVID-19), which could result in (and, in the case of the COVID-19 outbreak, has resulted in some of the following) reduced access to capital markets, supply chain disruptions and scrutiny or embargoing of goods produced in affected areas, government-imposed mandatory business closures and resulting furloughs of Loop’s employees, government employment subsidy programs, travel restrictions or the like to prevent the spread of disease, and market or other changes that could result in noncash impairments of our intangible assets, and property, plant and equipment, (xi) the outcome of the current SEC investigation or recent class action litigation filed against Loop, (xii) Loop’s ability to hire and/or retain qualified employees and consultants and (xiii) other factors discussed in Loop’s subsequent filings with the Securities and Exchange Commission (“SEC”). More detailed information about Loop and the risk factors that may affect the realization of forward-looking statements is set forth in Loop’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. Loop assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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For More Information:

Investor Relations:

Kevin C. O’Dowd, Vice-President Communications & Investor Relations

Loop Industries, Inc.

+1 617-755-4602

kodowd@loopindustries.com

Media Inquiries:

Andrea Kostiuk, Vice President Marketing & Communications

Loop Industries, Inc.

+1 (450) 951-8555

akostiuk@loopindustries.com

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